Exhibit 5.1

January 25, 2024

Elutia Inc.

12510 Prosperity Drive, Suite 370

Silver Spring, MD 20904

Ladies and Gentlemen:

We have acted as counsel to Elutia Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-8 (together with all exhibits thereto, the “Registration Statement”) relating to the registration by the Company of 2,927,904 shares (the “Shares”) of the Company’s Class A common stock, par value $0.001 per share (“Common Stock”), issuable by the Company in accordance with the Aziyo Biologics, Inc. Amended and Restated 2020 Incentive Award Plan (the “Plan”). This opinion letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of the Commission’s Regulation S-K.

As such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof; (ii) the Plan; (iii) the certificate of incorporation of the Company; (iv) the By-Laws of the Company, as amended; (v) certain resolutions of the Board of Directors of the Company; (vi) such records of the Company, such other filings by the Company with the officers or other representatives of the Company and others as we have deemed relevant; and (vii) such other documents, instruments, certificates and records as we have deemed necessary or appropriate as a basis for this opinion, and have made or conducted such examinations of law and fact as we have deemed appropriate, necessary or advisable to give this opinion. In our examination, we have assumed, without verification, the legal capacity of natural persons, the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, and the conformity to the originals of all documents and instruments submitted to us as duplicates or conformed copies. In addition, we have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company, and have assumed that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Shares.

This opinion is limited in all respects to the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares to be issued under the Plan are duly authorized and, when issued by the Company in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

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Elutia Inc.

January 25, 2024

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are “experts” within the meaning of the Securities Act, or other rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ KILPATRICK TOWNSEND & STOCKTON LLP